Exhibit 99.1

MISTRAS Announces First Quarter 2023 Results

Revenue increase of 3.9% as reported; up 5.5% in constant currency
Continued Gross Margin improvement - Gross Profit Margin increase of 270 basis points
Significantly improved Cash provided by Operating Activities and Free Cash Flow

PRINCETON JUNCTION, N.J., May 3, 2023 (GLOBE NEWSWIRE) - MISTRAS Group, Inc. (MG: NYSE), a leading "one source" multinational provider of integrated technology-enabled asset protection solutions, reported financial results for its first quarter of 2023.

Highlights of the First Quarter 2023*
•Revenue of $168.0 million, up 3.9% as reported, a 5.5% increase excluding the impact of unfavorable foreign currency exchange**
•Gross profit of $46.1 million, up 15.5%, with gross profit margin of 27.4%, a 270 basis points improvement
•Net loss decreased to $5.0 million, with Adjusted EBITDA up 88.1% to $10.4 million
•Operating cash flow of $4.4 million
•Leverage ratio reduced to 3.25 times

* All comparisons are consolidated and versus the equivalent prior year period, unless otherwise noted.
** Foreign currency exchange impact is calculated by converting current period financial results in local currency, using the prior period exchange rates, and comparing this amount to the current period financial results in local currency using the current period exchange rate.

First quarter 2023 consolidated revenue was $168.0 million, a 3.9% increase, or a 5.5% improvement excluding the impact of unfavorable foreign currency exchange of $2.5 million. First quarter 2023 gross profit increased 15.5% with gross profit margin expanding 270 basis points, as compared to the year ago period, primarily due to lower healthcare expenses and an improved sales mix in the current year. Selling, general and administrative expenses in the first quarter of 2023 were $42.8 million, up from $41.9 million in the first quarter of 2022, yet down as a percentage of revenue.

Chief Executive Officer Dennis Bertolotti commented, “We continue to make significant progress capitalizing on our strong market position and innovative new technologies, to grow Mistras and improve profitability. The first quarter of 2023 was evidence of this, as our revenue grew 5.5% in constant currency, our gross margin expanded 270 basis points and we drove SG&A as a percentage of revenue down by over 40 basis points, resulting in an adjusted EBITDA increase of 88%. And our overall financial condition also continued to improve, with our bank defined leverage ratio reduced to just under 3.25X as of quarter end, the lowest level it has been since immediately prior to the Onstream acquisition in December 2018, well on the way to achieving our goal of being under 3.0X by year end.”

Mr. Bertolotti continued, “We saw strength in our Energy business, which is benefiting from the rapid growth of our Data Solutions revenues. I am particularly pleased with the growth of Data Solutions, which includes our Flagship OneSuite, PCMS, New Century, and the majority of our Onstream business, along with various other data monitoring services, including Sensoria as well as our sensor technology. Data Solutions permeates throughout all Mistras geographies and industries, and grew by over 35% in the quarter. Data Solutions now represent 10.0% of our total consolidated revenue, as compared to 7.7% of our total consolidated revenue for the first quarter of 2022. Our Onstream inline inspection testing (ILI) business has continued its record 2022 performance into the first quarter of 2023. Onstream generates a considerable proportion of its revenues from Data Solutions, and it serves both the Upstream and Midstream markets. This versatility is helping to generate robust growth and margins, which we expect to continue in 2023.”

Mr. Bertolotti concluded, “Revenue, gross margin and the bottom-line financial results all improved over last year, driven by strength across most of our end markets including our largest end market, wherein we saw growth fostered by our Data Solutions offerings. Our cash flow also improved in the first quarter, aided by a reduction in average days sales outstanding, allowing us to make a modest debt paydown in the quarter, wherein we are typically a net borrower in the first quarter of any given year. This is another sign of our recovering business model, as we continue to improve our financial strength. Overall, our first quarter financial results were in line with our most recent Outlook for the full year 2023, which we are reaffirming today.”

Performance by certain segments during the first quarter was as follows:
During the first quarter of 2023, the Company renamed the Services segment as “North America” to closely align with the geographical area in which the Segment primarily operates. This has no change on the Company’s reportable operating segments.

North America segment (Referred to as “Services” in prior filings) first quarter revenue was $136.9 million, up 3.0% from $132.9 million in the prior year quarter and up 3.8% excluding the impact of unfavorable foreign currency exchange. Revenue continues to reflect stability and resilience in Energy markets. Although our Aerospace & Defense industry revenue was down for the quarter, we experienced growth in the Aerospace sub-industry which was offset by a decrease in Defense spending. For the first quarter, gross profit was $36.6 million, compared to $30.5 million in the prior year. Gross profit margin was 26.8% for the first quarter of 2023, a 380 basis point improvement from 23.0% in the first quarter of the prior year. This increase was primarily due to lower healthcare expenses and an improved sales mix in the current year period.

International segment first quarter revenue was $29.4 million, up 4.5% from $28.1 million in the prior year quarter and up 9.7% excluding the impact of unfavorable foreign currency exchange. This revenue growth is primarily due to increased turnaround projects in the current quarter. International segment first quarter gross profit margin was 25.1%, compared to 29.1% in the prior year, a 400-basis point decrease, primarily attributable to inflationary pressures including rising energy costs in Europe in excess of the Company’s expectations.

Consolidated Results
The Company generated a net loss of $5.0 million in the first quarter of 2023, slightly improved from the net loss of $5.4 million in the prior year. Adjusted EBITDA was $10.4 million in the first quarter of 2023 compared to $5.5 million in the prior year, an increase of 88.1%, primarily attributable to the improved gross profit.

Cash Flow and Balance Sheet
The Company’s net cash provided by operating activities was $4.4 million for the first quarter of 2023, compared to negative $5.4 million in the prior year. Free cash flow was negative $0.3 million for the first quarter of 2023, compared to negative $8.6 million in the prior year. The Company’s improved cash flow was primarily attributable to an improved days sales outstanding during the quarter. Capital expenditures increased by $1.5 million versus the prior year quarter, as the Company is increasing investments to foster revenue growth.

The Company’s gross debt was $189.3 million as of March 31, 2023, compared to $191.3 million as of December 31, 2022. This decrease was due to $2.0 million of debt repayment made during the quarter.

Reorganization and Other
During the quarter, the Company recorded $2.1 million of reorganization costs related to on-going efficiency and productivity growth initiatives. For the quarter, these charges included professional fees and certain restructuring charges associated with planned shifts to the Company’s operations.

Outlook
The Company reaffirms the 2023 full year guidance previously provided, that being:
a.Revenue between $710 and $740 million,
b.Adjusted EBITDA between $70 and $75 million,
c.Free cash flow between $30 and $33 million.

Conference Call
In connection with this release, MISTRAS will hold a conference call on May 4, 2023, at 9:00 a.m. (Eastern).
To listen to the live webcast of the conference call, visit the Investor Relations section of MISTRAS Group’s website at www.mistrasgroup.com

Note there is a new process to participate in the live question and answer session. Individuals wishing to participate may preregister at: https://register.vevent.com/register/BIa51a871e529349a8b0cdbc645b2234f6

Upon registering, a dial-in number and unique PIN will be provided to join the conference call. Following the conference call, an archived webcast of the event will be available for one year by visiting the Investor Relations section of MISTRAS Group’s website.

About MISTRAS Group, Inc. - One Source for Asset Protection Solutions®
MISTRAS Group, Inc. (NYSE: MG) is a leading "one source" multinational provider of integrated technology-enabled asset protection solutions, helping to maximize the safety and operational uptime for civilization’s most critical industrial and civil assets.

Backed by an innovative, data-driven asset protection portfolio, proprietary technologies, and decades-long legacy of industry leadership, MISTRAS leads clients in the oil and gas, aerospace and defense, power generation, civil infrastructure, and manufacturing industries towards achieving and maintaining operational excellence. By supporting these organizations that help fuel our vehicles and power our society; inspecting components that are trusted for commercial, defense, and space craft; and building real-time monitoring equipment to enable safe travel across bridges, MISTRAS helps the world at large.

MISTRAS enhances value for its clients by integrating asset protection throughout supply chains and centralizing integrity data through a suite of Industrial IoT-connected digital software and monitoring solutions. The company’s core capabilities also include non-destructive testing (“NDT”) field inspections enhanced by advanced robotics, laboratory quality control and assurance testing, sensing technologies and NDT equipment, asset and mechanical integrity engineering services, and light mechanical maintenance and access services.

For more information about how MISTRAS helps protect civilization’s critical infrastructure, visit www.mistrasgroup.com or contact Nestor S. Makarigakis, Group Vice President of Marketing at marcom@mistrasgroup.com.

Forward-Looking and Cautionary Statements
Certain statements made in this press release are "forward-looking statements" about MISTRAS' financial results and estimates, products and services, business model, strategy, growth opportunities, profitability and competitive position, and other matters. These forward-looking statements generally use words such as "future," "possible," "potential," "targeted," "anticipate," "believe," "estimate," "expect," "intend," "plan," "predict," "project," "will," "may," "should," "could," "would" and other similar words and phrases. Such statements are not guarantees of future performance or results, and will not necessarily be accurate indications of the times at, or by which, such performance or results will be achieved, if at all. These statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in these statements. A list, description and discussion of these and other risks and uncertainties can be found in the "Risk Factors" section of the Company's 2022 Annual Report on Form 10-K dated March 15, 2023, as updated by our reports on Form 10-Q and Form 8-K. The forward-looking statements are made as of the date hereof, and MISTRAS undertakes no obligation to update such statements as a result of new information, future events or otherwise.

Use of Non-GAAP Measures
In addition to financial information prepared in accordance with generally accepted accounting principles in the U.S. (GAAP), this press release also contains adjusted financial measures that we believe provide investors and management with supplemental information relating to operating performance and trends that facilitate comparisons between periods and with respect to projected information. The term "Adjusted EBITDA" used in this release is a financial measurement not calculated in accordance with GAAP and is defined as net income attributable to MISTRAS Group, Inc. plus: interest expense, provision for income taxes, depreciation and amortization, share-based compensation expense, certain acquisition related costs (including transaction due diligence costs and adjustments to the fair value of contingent consideration), foreign exchange (gain) loss, non-cash impairment charges, reorganization and related charges and, if applicable, certain additional special items which are noted. A reconciliation of Adjusted EBITDA to a financial measurement under GAAP is set forth in a table attached to this press release. The Company also uses the term “net debt”, a non-GAAP measurement defined as the sum of the current and long-term portions of long-term debt, less cash and cash equivalents and the term “free cash flow”, a non-GAAP measurement the Company defines as cash provided by operating activities less capital expenditures (which is classified as an investing activity). A reconciliation of these non-GAAP financial measurements to GAAP are also set forth in tables attached to this press release. In the tables attached is also a table reconciling “Segment and Total Company Income (Loss) from Operations (GAAP) to Income (Loss) from Operations before Special Items (non-GAAP)", “Net Loss (GAAP) and Diluted EPS (GAAP) to Net Loss Excluding Special Items (non-GAAP) and Diluted EPS Excluding Special Items (non-GAAP)” which reconciles the non-GAAP amounts to GAAP measurements.

Mistras Group, Inc. and Subsidiaries
Unaudited Condensed Consolidated Balance Sheets
(in thousands, except share and per share data)

	March 31, 2023	December 31, 2022
ASSETS	(unaudited)
Current Assets
Cash and cash equivalents	$16,717	$20,488
Accounts receivable, net	120,425	123,657
Inventories	14,763	13,556
Prepaid expenses and other current assets	14,008	10,181
Total current assets	165,913	167,882
Property, plant and equipment, net	78,816	77,561
Intangible assets, net	47,360	49,015
Goodwill	199,956	199,635
Deferred income taxes	326	779
Other assets	38,448	40,032
Total assets	$530,819	$534,904
LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$13,640	$12,532
Accrued expenses and other current liabilities	77,127	77,844
Current portion of long-term debt	7,372	7,425
Current portion of finance lease obligations	4,752	4,201
Income taxes payable	333	1,726
Total current liabilities	103,224	103,728
Long-term debt, net of current portion	181,972	183,826
Obligations under finance leases, net of current portion	11,170	10,045
Deferred income taxes	7,874	6,283
Other long-term liabilities	30,431	32,273
Total liabilities	334,671	336,155
Commitments and contingencies
Equity
Preferred stock, 10,000,000 shares authorized	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized, 30,230,446 and 29,895,487 shares issued and outstanding	302	298
Additional paid-in capital	244,131	243,031
Accumulated deficit	(16,475)	(11,489)
Accumulated other comprehensive loss	(32,117)	(33,390)
Total Mistras Group, Inc. stockholders’ equity	195,841	198,450
Noncontrolling interests	307	299
Total equity	196,148	198,749
Total liabilities and equity	$530,819	$534,904

Mistras Group, Inc. and Subsidiaries
Unaudited Condensed Consolidated Statements of Loss
(in thousands, except per share data)

	Three months ended March 31,
	2023	2022

Revenue	$168,016	$161,662
Cost of revenue	116,051	115,758
Depreciation	5,888	6,012
Gross profit	46,077	39,892
Selling, general and administrative expenses	42,823	41,922
Reorganization and other costs	2,076	114
Legal settlement and insurance recoveries, net	—	(841)
Research and engineering	480	551
Depreciation and amortization	2,525	2,795
Acquisition-related expense, net	3	49
Loss from operations	(1,830)	(4,698)
Interest expense	4,068	1,938
Loss before benefit for income taxes	(5,898)	(6,636)
Benefit for income taxes	(920)	(1,283)
Net Loss	(4,978)	(5,353)
Less: net income attributable to noncontrolling interests, net of taxes	8	10
Net Loss attributable to Mistras Group, Inc.	$(4,986)	$(5,363)

Loss per common share:
Basic	$(0.17)	$(0.18)
Diluted	$(0.17)	$(0.18)
Weighted-average common shares outstanding:
Basic	30,021	29,634
Diluted	30,021	29,634

Mistras Group, Inc. and Subsidiaries
Unaudited Operating Data by Segment
(in thousands)

	Three months ended March 31,
	2023	2022
Revenues
North America	$136,932	$132,946
International	29,407	28,138
Products and Systems	3,739	2,936
Corporate and eliminations	(2,062)	(2,358)
	$168,016	$161,662

	Three months ended March 31,
	2023	2022
Gross profit
North America	$36,637	$30,526
International	7,367	8,190
Products and Systems	2,063	1,168
Corporate and eliminations	10	8
	$46,077	$39,892

Mistras Group, Inc. and Subsidiaries
Unaudited Revenues by Category
(in thousands)

Revenue by industry was as follows:

Three Months Ended March 31, 2023	North America	International	Products & Systems	Corp/Elim	Total
Oil & Gas	$89,773	$8,855	$37	—	$98,665
Aerospace & Defense	13,611	4,980	11	—	18,602
Industrials	9,302	6,053	558	—	15,913
Power generation & Transmission	4,987	1,657	1,326	—	7,970
Other Process Industries	9,109	3,237	27	—	12,373
Infrastructure, Research & Engineering	2,483	2,136	1,142	—	5,761
Petrochemical	5,137	145	—	—	5,282
Other	2,530	2,344	638	(2,062)	3,450
Total	$136,932	$29,407	$3,739	$(2,062)	$168,016

Three Months Ended March 31, 2022	North America	International	Products & Systems	Corp/Elim	Total
Oil & Gas	$86,613	$7,572	$38	—	$94,223
Aerospace & Defense	15,022	4,940	108	—	20,070
Industrials	9,007	5,528	502	—	15,037
Power generation & Transmission	3,822	2,562	845	—	7,229
Other Process Industries	10,293	3,518	1	—	13,812
Infrastructure, Research & Engineering	2,506	2,039	897	—	5,442
Petrochemical	3,045	78	—	—	3,123
Other	2,638	1,901	545	(2,358)	2,726
Total	$132,946	$28,138	$2,936	$(2,358)	$161,662

Oil & Gas Revenue by sub-industry was as follows:

	Three months ended March 31,
	2023	2022(1)
	($ in thousands)
Oil and Gas Revenue
Upstream	$36,939	$32,265
Midstream	21,231	24,907
Downstream	40,495	37,051
Total	$98,665	$94,223
_______________
(1)Prior year Oil and Gas composition was restated to conform with the Current year presentation, specifically $9.4 million was removed from Upstream and re-classified as Downstream.

Consolidated Revenue by type was as follows:

	Three months ended March 31,
	2023	2022
	($ in thousands)
Field Services	$109,680	$105,495
Shop Laboratories	13,132	13,089
Data Solutions	16,812	12,399
Other	28,392	30,679
Total	$168,016	$161,662

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of Segment and Total Company Income (Loss) from Operations (GAAP) to
Income (Loss) from Operations before Special Items (non-GAAP)
(in thousands)

	Three months ended March 31,
	2023	2022

North America:
Income from operations (GAAP)	$9,378	$3,761
Reorganization and other costs	61	27
Legal settlement and insurance recoveries, net	—	(841)
Acquisition-related expense, net	—	44
Income from operations before special items (non-GAAP)	$9,439	$2,991
International:
Income (Loss) from operations (GAAP)	$(568)	$284
Reorganization and other costs	107	87
Income (Loss) from operations before special items (non-GAAP)	$(461)	$371
Products and Systems:
Income (Loss) from operations (GAAP)	$384	$(582)
Income (Loss) from operations before special items (non-GAAP)	$384	$(582)
Corporate and Eliminations:
Loss from operations (GAAP)	$(11,024)	$(8,161)
Reorganization and other costs	1,908	—
Acquisition-related expense, net	3	5
Loss from operations before special items (non-GAAP)	$(9,113)	$(8,156)
Total Company:
Loss from operations (GAAP)	$(1,830)	$(4,698)
Reorganization and other costs	2,076	114
Legal settlement and insurance recoveries, net	—	(841)
Acquisition-related expense, net	3	49
Income (Loss) from operations before special items (non-GAAP)	$249	$(5,376)

Mistras Group, Inc. and Subsidiaries
Unaudited Summary Cash Flow Information
(in thousands)

	Three months ended March 31,
	2023	2022
Net cash provided by (used in):
Operating activities	$4,433	$(5,399)
Investing activities	(4,460)	(2,737)
Financing activities	(3,951)	4,323
Effect of exchange rate changes on cash	207	(376)
Net change in cash and cash equivalents	$(3,771)	$(4,189)

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of Net Cash Provided by (Used in) Operating Activities (GAAP) to Free Cash Flow (non-GAAP)
(in thousands)

	Three months ended March 31,
	2023	2022

Net cash provided by (used in) operating activities (GAAP)	$4,433	$(5,399)
Less:
Purchases of property, plant and equipment	(4,332)	(3,061)
Purchases of intangible assets	(361)	(151)
Free cash flow (non-GAAP)	$(260)	$(8,611)

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of Gross Debt (GAAP) to Net Debt (non-GAAP)
(in thousands)

	March 31, 2023	December 31, 2022

Current portion of long-term debt	$7,372	$7,425
Long-term debt, net of current portion	181,972	183,826
Total Debt (Gross)	189,344	191,251
Less: Cash and cash equivalents	(16,717)	(20,488)
Total Debt (Net)	$172,627	$170,763

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of Net Loss (GAAP) to Adjusted EBITDA (non-GAAP)
(in thousands)

	Three Months Ended March 31,
	2023	2022

Net Loss (GAAP)	$(4,978)	$(5,353)
Less: Net income attributable to non-controlling interests, net of taxes	8	10
Net Loss attributable to Mistras Group, Inc.	$(4,986)	$(5,363)
Interest expense	4,068	1,938
Benefit for income taxes	(920)	(1,283)
Depreciation and amortization	8,413	8,807
Share-based compensation expense	1,542	1,515
Acquisition-related expense	3	49
Reorganization and other related costs	2,076	114
Legal settlement and insurance recoveries, net	—	(841)
Foreign exchange loss	219	601
Adjusted EBITDA (non-GAAP)	$10,415	$5,537

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of Net Loss (GAAP) and Diluted EPS (GAAP) to
Net Loss Excluding Special Items (non-GAAP) and Diluted EPS Excluding Special Items (non-GAAP)
(tabular dollars in thousands, except per share data)

	Three Months Ended March 31,
	2023	2022
Net loss attributable to Mistras Group, Inc. (GAAP)	$(4,986)	$(5,363)
Special items	2,079	(678)
Tax impact on special items	(504)	155
Special items, net of tax	$1,575	$(523)
Net loss attributable to Mistras Group, Inc. Excluding Special Items (non-GAAP)	$(3,411)	$(5,886)

Diluted EPS (GAAP)(1)	$(0.17)	$(0.18)
Special items, net of tax	0.05	(0.02)
Diluted EPS Excluding Special Items (non-GAAP)	$(0.12)	$(0.20)
_______________
(1) For the three months ended March 31, 2023 and 2022, 1,513,000 and 1,212,000 shares, respectively, related to restricted stock were excluded from the calculation of diluted EPS due to the net loss for the period.